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                                                                   EXHIBIT 10.16

                      HOMEOWNERS MORTGAGE & EQUITY,  INC.

                             EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") dated as of July 1, 1997 ("Effective Date"), is by and between HOMEOWNERS MORTGAGE & EQUITY, INC., a Delaware corporation (the "Employer"), and THOMAS L. PERRITTE (the "Employee").

                                  WITNESSETH:

     WHEREAS, the Employer desires to employ the Employee, and the Employee desires to accept such employment by the Employer, upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  EMPLOYMENT AND DUTIES.

     1.1 Employment. Employer hereby employs the Employee, and the Employee hereby accepts such employment by Employer, upon and subject to the terms, covenants, conditions and agreements set forth herein.

     1.2 Authority and Duties. During the Term of Employment, the Employee shall serve as an Executive Vice President of the Employer with responsibility for marketing and production, and if elected or appointed by the applicable board of directors, the Employee shall serve in such additional offices of Employer or of any parent, subsidiary or Affiliate (as hereinafter defined) of the Employer to which he may be elected or appointed from time to time, without any compensation other than as provided in this Agreement; provided that the election or appointment of Employee to other offices is reasonable in nature and does not materially expand the scope of the duties required of the Employee hereunder. During the Term of Employment, Employee shall be subject to the direction, supervision and control of the President of Employer ("President") and the Board of Directors of the Employer (the "Board"), the Employee shall perform the duties and have the powers and authority which are provided in the Bylaws of the Employer or as otherwise determined by the President or the Board from time to time and the President or the Board may, in their sole discretion, withhold, withdraw, retain or reassign any of the authority and responsibility initially delegated to the Employee pursuant to this Agreement. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

     1.3 Employee Loyalty. Employee acknowledges and agrees that Employee owes a duty of loyalty, fidelity and allegiance to act at all times during employment pursuant to this Agreement in the interests of the Employer and Employee shall not act in any manner which would injure Employer's business, its interests, or its reputation. Employee shall devote his full business time, attention and energy to the business of Employer and faithfully and diligently perform the duties
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required or incident to his employment hereunder and promote the interests of
Employer to be best of the ability, effort and experience of the Employee. Employee shall not engage in any other business, investment or activity that interferes with the performance of the duties of Employee hereunder. Employee shall not, during the Term of this Agreement or any extension or renewal thereof, engage, directly or indirectly, in any activity which constitutes a Conflict of Interest (as hereinafter defined).

     1.4 Place of Employment. The duties of Employee shall be rendered primarily at the principal offices of Employer in Austin, Texas, and at such other place or places as the Employer shall reasonably require or as the interests, needs, business and opportunities of the Employer shall require or make advisable from time to time.

2. COMPENSATION AND BENEFITS. The Employer hereby agrees to pay the Employee and the Employee hereby agrees to accept as compensation for all services rendered by the Employee in any capacity during the Term of Employment (including, without limitation, services as any officer, director or member of any committee of the Employer or any parent, subsidiary and Affiliate thereof) the following compensation and benefits:

     2.1 Base Salary. The Employee shall receive a base salary (the "Base Salary") for the initial year of the Term of Employment of $200,000 which shall be payable in installments in accordance with the standard payroll practice of Employer. The Base Salary for any period of the Term of Employment subsequent to the initial year shall be reviewed annually by the Compensation Committee of the Board ("Compensation Committee"), and the Base Salary for each fiscal year of Employer (or portion thereof) beginning October 1 of each year shall be determined by the Compensation Committee; provided that (i) the Base Salary shall not be reduced unless it is reduced for Cause (as hereinafter defined), and (ii) there is no understanding that the Base Salary will be increased in any period subsequent to the first year of the Term of Employment.

     2.2 Annual Incentive Bonus. The Employer shall pay to executive a bonus of $50,000 at the end of the first full year of the Term of Employment. In the event that the Board of the Employer shall establish an incentive bonus plan covering executive officers of the Employer ("Incentive Bonus Plan"), then the Employee shall be eligible to receive a discretionary bonus under the Incentive Bonus Plan for each year (or portion thereof) during the Term of Employment and any extensions thereof subsequent to the first year, with the actual amount of any such bonus to be determined in the sole discretion of the Board of the Employer based upon its evaluation of Employee's performance during such year. All such bonuses shall be reviewed annually and recommended by the Compensation Committee.

     2.3 Grant of Stock Options. Upon or as soon as practicable after the Effective Date of this Agreement, the Employer shall arrange for its parent company, HomeCapital Investment Corporation, a Nevada corporation ("HCAP"), to grant to the Employee incentive stock options to acquire not less than 150,000 shares of the $.01 par value common stock of HCAP under the HomeCapital Investment Corporation 1996 Stock Option Plan ("Plan") at the purchase price as determined by the stock option committee of the Board of HCAP pursuant to the Plan ("Stock

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Options"). One-fifth (1/5) of the Stock Options shall vest on each succeeding anniversary of the Effective Date.

     2.4 Employee Benefit Plans. The Employee shall be eligible to participate in all employee benefit and deferred compensation plans established by the Employer for all eligible employees, including family health insurance coverage, group life insurance, disability insurance, and any defined benefit or defined contribution retirement plan.

     2.5 Expenses. Employer shall pay or reimburse the Employee for all authorized and reasonable travel and entertainment expenses incurred or paid by him in connection with the performance of his duties hereunder, upon presentation to Employer of expense statements and such other documentation as the Employer may reasonably require.

     2.6 Automobile. The Employer shall provide to the Employee an automobile allowance of $500 per month. The Employee shall be responsible for all other automobile expenses, including insurance, maintenance, operating, parking and repair expenses.

     2.7 Leave. The Employee shall be entitled to vacations and sick leave with pay in accordance with the published policies of the Employer during each year during the Term of Employment and any extensions thereof, prorated for partial years.

     2.8 Memberships. For the Term of Employment and any extensions thereof, the Employer shall pay or reimburse the Employee for payment of the basic monthly dues for membership of the Employee in the State Bar of Texas and the American Bar Association, and reasonable fees and expenses required for continuing legal education courses essential for membership in the State Bar of Texas and an annual securitization industry seminar.

     2.9 Relocation. In connection with the relocation of the Employee from the Cameron Park, California area to the Austin, Texas, area, the Employer shall pay and/or reimburse the Employee for the following: (i) all reasonable preapproved expenses related to the moving of all household possessions to the Austin, Texas, area and any additional federal state or local income tax resulting from such payments of moving expenses, (ii) the sum of $68,400 upon closing of the purchase of a residence in the Austin, Texas area by Employee.

     2.10 Payment Deductions. Employer shall be entitled to withhold from any compensation, benefits or amounts payable under this Agreement all applicable federal, state and local income taxes, social security payments, health, retirement or other benefit plan payments and other customary payroll deductions.

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3.  TERM AND TERMINATION.

     3.1 Term of Employment. The employment of the Employee under this Agreement shall be for a term of one (1) year commencing with the Effective Date of this Agreement, subject to continuation, renewal, extension or early termination as provided herein (such period, as continued renewed, extended or terminated early is referred to as the "Term of Employment").

     3.2 Renewal of Term of Employment. On the anniversary of the Effective Date hereof and at the end of each subsequent six (6)-month period (each, a "Renewal Date"), this Agreement shall be automatically renewed and extended for an additional term of six (6) months without further action by either party, unless at least thirty (30) days prior to any such Renewal Date the Employee or the Employer, as the case may be, shall have given written notice to the other party hereto that this Agreement shall not be renewed and extended, in which event the Term of Employment shall terminate as of such Renewal Date. This Section shall not otherwise limit or restrict the rights of the parties hereto to terminate this Agreement pursuant to any other provision hereunder.

     3.3 Termination by Employer. Employer shall have the right to terminate the Term of Employment of Employee under this Agreement at any time prior to the expiration of the Term of Employment as follows:

     (a)  Upon the death of Employee;

     (b) Upon the Disability of Employee (as hereinafter defined);

     (c) For Cause (as hereinafter defined); and

     (d) Upon thirty (30) days notice, with or without cause or reason, in the sole discretion of Employer.

     3.4 Termination by Employee. Employee shall have the right to terminate the Term of Employment under this Agreement at any time prior to the expiration of the Term of Employment for a material default by Employer in the performance of any material provision of this Agreement that remains in default for thirty
(30) days following written notice of such default by Employee to Employer. The right of termination by Employee shall constitute the sole and exclusive remedy of Employee for default herein by Employer.

     3.5 Termination for Cause. For purposes of this Agreement the term "Cause" for reduction of the Base Salary or termination of the Term of Employment by Employer shall mean and include the occurrence of any of the following events in the good faith determination of the President or the Board:

     (a) The Employee has participated in embezzlement, theft, larceny or fraud, or has otherwise acted dishonestly with respect to Employer or any of its Affiliates or engaged in gross negligence or willful misconduct in the performance of any of the duties and services required of Employee pursuant to this Agreement;

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     (b) The Employee has breached a fiduciary duty or duty of loyalty or fidelity owed to the Employer or any of its Affiliates;

     (c) The Employee has materially defaulted in observing a published policy of the Employer communicated to the Employee in writing and that remains in default for thirty (30) days following written notice of such default by Employer;

     (d) The Employee has been convicted of or entered a plea of nolo contendere to a felony or a misdemeanor involving moral turpitude;

     (e) The Employee has violated any law, regulation or ordinance of a governmental entity (other than traffic violations and similar minor offenses), but including any law relating to employment, the environment, discrimination, libel, slander, assault or other forms of abuse, or has violated any judicial decree applicable to the Employer or any of its Affiliates which violation has or may have a material and adverse affect on the Employer or any of its Affiliates or the ability of the Employee to perform his duties hereunder; or

     (f) The Employee has failed to perform or otherwise defaulted in any of the material terms of this Agreement or any duties assigned to Employee by the President or the Board as provided herein that remain in default for thirty
     (30) days following written notice of such default by Employer to Employee.

     3.6 Disability of Employee. For purposes of this Agreement the "Disability" of the Employee shall have the same meaning as the term "long-term disability" or "permanent disability" or similar term in Employee's disability policy provided by Employer.

     3.7  Severance and Termination Payments.

     (a) Upon expiration of the Term of Employment pursuant to this Agreement, or upon termination of the Term of Employment by either party pursuant to
     Section 3.2 hereof, or in the event of termination of the Term of Employment by the Employer as a result of the death or Disability of the Employee or for Cause, then the Employee shall be entitled to receive any compensation that has been earned or accrued but not paid through the date of termination, and any other compensation or benefits to which the Employee is entitled under any pension, retirement or disability plan provided as part of the employee benefit programs for eligible employees of the Employer following such termination, and Employer shall have no further liability or obligation to the Employee under or pursuant to this Agreement.

     (b) However, if (i) the Employer terminates the Term of Employment other than for death, Disability or Cause or (ii) the Employee terminates the Term of Employment as a result of default by Employer as provided for in
     Section 3.4 hereof, then the Employer shall pay the Employee an amount (the "Severance Payment") equal to (x) the Base Salary payable pursuant to
     Section 2.1 hereof for one (1) year, if such termination occurs during the initial year of the Term of Employment, or (y) one-half (1/2) of the Base Salary then payable pursuant to Section 2.1 hereof, if such termination occurs at anytime thereafter. The

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     Severance Payment shall be paid to the Employee, at the election of the
     Employer, (i) in monthly installments at the applicable Base Salary, or
     (ii) a lump sum equal to the present value of the applicable monthly payments discounted at the prime rate of Frost Bank-Austin, Austin, Texas, plus two percent (2%) per annum within thirty (30) days of the date of termination of employment. The payment provided for in this Section shall be in addition to any other compensation or benefit to which Employee may be entitled under any employee benefit program of the Employer pursuant to this Agreement. Upon payment by the Employer of the Severance Payment and other amounts payable hereunder to the Employee (or the Employee's estate), the Employer shall have no other or further liability or obligation whatsoever under this Agreement to the Employee (or the Employee's estate) related to the Employee's employment or other capacities and the Employer or related to the termination of the Employee's employment and the Employer. As a condition to payment of the Severance Payment and any other amounts payable to the Employee upon termination of his employment, the Employee or his estate shall deliver to the Employer a full and unconditional release of the Employer under this Agreement (in form and substance satisfactory to the Employer) of any and all claims arising out of the termination of employment of Employee by the Employer.

     3.8 Payment by Employee. Upon termination of the Term of Employment, Employee shall pay Employer or any Affiliate of Employer any amount or amounts owed by Employee to Employer or any such Affiliate, and Employer and any such Affiliate shall be entitled to offset against any amounts owed to Employee any amounts owed by Employee to Employer or any such Affiliate, without prejudice to any other rights or remedies of Employer or any such Affiliate available at law or in equity.

4.  EMPLOYEE REPRESENTATION

     4.1 No Violation of Other Agreements. The Employee hereby represents and warrants to the Employer that neither his entering into this Agreement nor the performance of his duties and obligations hereunder shall constitute a breach or other violation of any agreement or understanding between the Employee and any other person, firm, corporation or other entity, including, without limitation, any former employer of the Employee.

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5.  CONFIDENTIALITY, NONCOMPETITION AND NON-SOLICITATION COVENANTS.

     5.1 Confidentiality. The Employee acknowledges that by reason of the nature of the Employee's duties, the Employee will or may have access to and become informed of confidential and secret information which is a competitive asset of the Employer, including without limitation (i) customer information such as names, addresses, sales histories, purchasing habits, credit status, and pricing levels, (ii) certain prospective customer information and lists, (iii) product and systems specifications, concepts for new or improved financial products and other financial product or systems data, (iv) future corporate planning data, (v) marketing strategies, (vi) the Employer financial results and business condition, and (vii) any of the foregoing which belong to any other person or company but to which the Employee has had access by reason of his employment with the Employer (collectively, "Confidential Information"). The Employee agrees to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of the Employee's duties hereunder), any Confidential Information. The Employee acknowledges that all sales manuals,, instruction books, catalogs, information and records, technical manuals and documentation, drafts of instructions, guides and manuals, maintenance manuals, and other documentation (whether in draft or final form), and other sales or information and aids relating to the Employer's business and any and all other documents containing Confidential Information furnished to the Employee by a representative of the Employer or otherwise acquired or developed by the Employee in connection with his employment with the Employer (collectively, "Recipient Materials") shall at all times be the property of the Employer. Upon termination of the Employee's employment with the Employer, the Employee shall return to the Employer any Recipient Materials which are in the Employee's possession, custody or control. The Employee's obligations under this Section
5.1 shall survive such termination of the Employee's employment with the Employer, but shall not be applicable to (i) any such Confidential Information which becomes, through no fault of the Employee, generally known to the trade or publicly available; (ii) information in the public domain; (iii) such information is independently derived without the aid, application or use of such information; and (iv) such information is required to be disclosed by law or for financial accounting purposes. The Employee's obligations under this Section
5.1 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Employee may have to the Employer under general legal or equitable principles.

     5.2  Non-Competition.

     (a) The Employee acknowledges that during the Term of Employment, the Employee's access to the Confidential Information will enable the Employee to benefit from the Employer's goodwill and know-how. The Employee further acknowledges that it would be inherent in the performance of the Employee's duties as a director, officer, employee, agent or consultant of any company which competes with the Employer or any Affiliate, as hereinafter defined, or which intends to or may compete with the Employer or any such Affiliate, to disclose or use the Confidential Information, and the Employer's or the Affiliate Companies' goodwill and know-how, to or for the benefit of such other company. The Employer's primary business relates to residential real estate home improvement loans insured by the FHA under Title I of the National Housing Act (collectively, the "Property Improvement Loans"). Accordingly, "Competitive Business" (as used herein) shall mean the

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     underwriting, origination, servicing, acquisition, holding, ownership, sale, transfer, assignment, pledge, financing and refinancing of Property Improvement Loans and any activities incidental to the foregoing activities, including without limitation any activities involving the origination of Property Improvement Loans from home owners or the acquisition of Property Improvement Loans from contractors, correspondents, banks or other sources of loan production and acquisition by the Employer, and the issuance, ownership, sale, acquisition or transfer of securities backed by Property Improvement Loans. To protect these vital interests of the Employer and any Affiliate, the Employee agrees that during the Term of Employment and for a period of one (1) year following the termination of the Employee's employment hereunder, the Employee will not, without the prior written consent of the Employer, directly or indirectly, whether as a director, officer, employee, agent or consultant, or otherwise:

          (i) invest or engage in any Competitive Business or accept employment with or render services to any entity engaged in any Competitive Business or take any action inconsistent with the fiduciary duties of the Employee to the Employer;

          (ii) solicit sales of, or sell or deliver, any financial product, services or system of the kind and character sold, provided or distributed in connection with the Competitive Business of the Employer or any Affiliate to any person, firm, corporation or other entity called upon or served by the Employee on behalf of the Employer or any Affiliate during the Term of Employment;

          (iii) solicit, attempt to solicit or seek to divert from the Employer or any Affiliate, the business or patronage of any person, firm, corporation or other entity with whom the Employee has had business relations in connection with the Competitive Business of the Employer or any Affiliate; or

          (iv) engage, suggest, assist in, or influence, the engagement or hiring by any competing organization of any salesman, distributor, dealer, contractor, employee or source of the Employer or any Affiliate related to the Competitive Business of the Employer or any Affiliate.

          (b) This covenant not to compete shall apply whether the Employee acts as an individual or for his own account, or as a partner, employee, agent, salesman, distributor, consultant or representative of any person, firm, corporation or other entity. The restriction herein contained shall be limited in geographical scope to each of the geographical areas in the United States in which the Employer conducts business, provides services or sells financial products at any time during the Term of Employment. Moreover, the restriction herein contained shall prohibit the Employee from competing with the Employer and any Affiliate only in the line or lines of a Competitive Business (as defined above) actually conducted in a particular geographical area by the Employer or any Affiliate. During the Term of Employment, the Employee shall disclose to the Board of Employer any investments he may make in businesses which are related in terms of product line or customer base to products

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     which, at such time, the Employer or any Affiliate is engaged in marketing or has definitive plans to market.

          (c) The Employee agrees that each Affiliate is a third party beneficiary to this Section 5.2 and each Affiliate is entitled to enforce the provisions of the Section 5.2 in the event that any violation of this
     Section 5.2 causes, or threatens to cause, injury to its business or property.

6.   MISCELLANEOUS PROVISIONS.

     6.1. Assignability.   This Agreement shall not be assignable, except that
in the event of a Change of Control of Employer the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity or the entity resulting from such Change of Control.

     6.2 Equitable Remedies. The Employee acknowledges and agrees that in the event of any breach or threatened breach of the provisions of Section 13 or 14 hereof, the Employer would have no adequate remedy at law, and thus, the Employer shall be entitled to temporary and/or permanent injunctive relief to enforce such provisions of this Agreement without prejudice to any and all other remedies which the Employer may have at law or in equity.

     6.3 Waiver. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof.

     6.4 Notices. Any and all notices required or permitted to be given hereunder shall be in writing and be deemed delivered only when received by the party to which it is sent. All notices shall be sent to each party at an address to be provided by such parties to one another from time to time during the Term of Employment. Either party may change by notice the address to which notices to it are to be addressed.

     6.5 Severability. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the applicability of such provision to any other circumstances.

     6.6 Applicable Law. This Agreement is made and entered into in Austin, Texas, and shall be construed and interpreted under the applicable laws and decisions of the State of Texas. Venue of any action under this Agreement shall be exclusively in the State and Federal courts located in Travis County, Texas.

     6.7 Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

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     6.8  Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the employment of the Employee by the Employer and provisions hereof may not be altered, amended, modified, waived, or discharged in any way whatsoever, except by written agreement executed by each party hereto.

     6.9 Headings and Captions. Headings and Section captions used in this Agreement are intended for convenience of reference only and shall not affect the interpretation of this Agreement.

     6.10 Definitions.

          (a) For purposes of this Agreement the term "Affiliate" means an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Employer.

          (b) For purposes of this Agreement a "Change of Control" shall mean any transaction by which the Company (or any entity resulting from any merger or consolidation referred to in this Section or which shall be a purchaser or transferee so referred to) shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Employer or any such entity shall, directly or indirectly, be sold or otherwise be transferred to another person or entity.

          (c) "Conflict of Interest" means, without limitation, any act or activity, or any interest in connection with, or benefit from any act or activity, which knowingly is adverse to the interests of or would in any way injure Employer or any of its Affiliates, provided that a passive investment of not more than 5% of the outstanding equity securities of an entity whose securities are then being regularly traded in open-market brokerage transactions (either on a stock exchange or over-the-counter) shall not constitute a Conflict of Interest. In keeping with Employee's duties to Employer, Employee agrees that Employee shall not knowingly become involved in a Conflict of Interest with Employer or its Affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's general counsel any facts that might involve such a Conflict of Interest that has not been approved by Employer's Board of Directors.

     IN WITNESS WHEREOF, the undersigned parties have executed this Employment Agreement as of the Effective Date first above written.

Employer:                                 Employee:
--------                                  --------

HOMEOWNERS MORTGAGE & EQUITY, INC.,
a Delaware corporation



By:   /s/ John W. Ballard                /s/ Thomas L. Perritte
   ------------------------------        --------------------------------
   JOHN W. BALLARD, President            THOMAS L. PERRITTE

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